Exhibit 99.1
FOR IMMEDIATE RELEASE
Harris Interactive Extends European Capabilities with Acquisition of
German Online Market Research Firm MediaTransfer AG

Noteworthy points on MediaTransfer acquisition:
•	Headquartered in Hamburg, Germany – with approximately 50 full-time employees

•	Provides stronger access into the $2.2 billion German market – the world’s fourth largest

•	Fast growing – high-profit firm with approximately $6 million (USD) revenue in CY2006

•	Conducting online research since 1999 – with over 90% of revenue now Internet-based

•	250,000 member, highly diverse online research panel

•	Extensive CPG research expertise, methodologies and technologies

•	Will join Harris Interactive Europe under the Harris Interactive brand
ROCHESTER, New York and HAMBURG, Germany — April 2, 2007 — Harris Interactive® (NASDAQ:HPOL) has acquired MediaTransfer AG Netresearch & Consulting, a private European online research firm based in Hamburg, Germany which will provide access into the $2.2 billion German market research market — the fourth-largest in the world.
MediaTransfer was founded in 1996, and has been conducting online research since 1999. The firm generated approximately $6 million (USD) in revenue in calendar 2006, 92% of which was derived from Internet-based research. The firm has extensive experience and deep expertise in the CPG industry, including the application of proprietary technology that creates virtual retail shopping simulations to test package design, shelf placement configurations, pricing etc. In addition to its strong CPG practice, MediaTransfer has proven expertise in telecom, financial services and pharmaceutical research.
“Adding MediaTransfer to the Harris Interactive family will expand our access into the European research market and enable us to better serve our multinational clients,” stated Gregory T. Novak, president and CEO of Harris Interactive. “Their deep experience in conducting online research, their 250,000 member online panel, their rich CPG expertise and their innovative visualization technology will be strong additions to our global solutions portfolio.”
“This is a big plus for our customers as well,” stated Dr. Thomas Rodenhausen, spokesman of the board at MediaTransfer AG Netresearch & Consulting. “By joining forces with Harris Interactive, MediaTransfer will now be able to offer our clients more of what they’re looking for in a research partner: access to vastly expanded international capabilities, a much larger online panel and a complete portfolio of proven research tools.”
Harris Interactive paid €9 million (about $12 million USD) in the all-cash deal for the firm, which has excess net working capital of approximately €1 million and no debt.
The MediaTransfer employees will join the Harris Interactive Europe organization, and remain in their current location.

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About Harris Interactive
Harris Interactive is the 12th largest and fastest-growing market research firm in the world. The company provides innovative research, insights and strategic advice to help its clients make more confident decisions which lead to measurable and enduring improvements in performance. Harris Interactive is widely known for The Harris Poll, one of the longest running, independent opinion polls and for pioneering online market research methods. The company has built what it believes to be the world’s largest panel of survey respondents, the Harris Poll Online. Harris Interactive serves clients worldwide through its United States, Europe and Asia offices, its wholly-owned subsidiaries Novatris in France and MediaTransfer AG in Germany, and through a global network of independent market research firms. The service bureau, HISB, provides its market research industry clients with mixed-mode data collection, panel development services as well as syndicated and tracking research consultation. More information about Harris Interactive may be obtained at www.harrisinteractive.com. To become a member of the Harris Poll Online and be invited to participate in online surveys, register at http://www.harrispollonline.com.
About MediaTransfer AG Netresearch and Consulting
Founded in 1996, MediaTransfer AG Netresearch & Consulting specializes in online market research. Worldwide online panels allow MediaTransfer AG Netresearch & Consulting to offer clients from many different industries such as consumer and durable goods, telecommunications, financial services and automobile international market research, one stop. We provide competent and flexible support for our customers throughout the entire marketing process. Further information can be obtained from: http://b2b.mediatransfer.de/en Click here for the online shelf test demo.
Contacts— Harris Interactive
Dan Hucko
SVP, Corporate Communications — Investor Relations
585-214-7470
800-866-7655 x7470
Nancy Wong
Senior Manger — Public Relations
585-214-7316
800-866-7655 x7316
nwong@harrisinteractive.com

Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
Harris Interactive Inc. 4/07

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